Exhibit 10.1

September 11, 2014

VIA E-MAIL

Mr. Thomas P. Joyce

Dear Tom,

We are delighted that you are assuming the position of Chief Executive Officer of Danaher Corporation (“Danaher”) and very much look forward to your continued contributions. Please allow this letter to serve as documentation of the changes to the Agreement Regarding Competition and Protection of Proprietary Interests dated March 16, 2009 by and between Danaher and you (the “Proprietary Interests Agreement”) as set forth below, effective as of September 9, 2014:

1.     Section 7(a)(1)(iv) of the Proprietary Interests Agreement is hereby amended and restated in its entirety as follows:

(iv) my failure or refusal to comply with Company standards, policies or procedures in any material way, including without limitation the Company’s Standards of Conduct as amended from time to time;

2.     The last sentence of Section 7(b) of the Proprietary Interests Agreement shall be deleted in its entirety and the first sentence of Section 7(b) of the Proprietary Interests Agreement is hereby amended and restated in its entirety as follows:

The Company agrees that if the Company terminates my employment “without cause” (as defined above), I shall be entitled to (1) severance pay of three months of my base salary (excluding incentive compensation, bonus amounts, benefits and similar items) at the monthly rate in effect on the date the Company terminates my employment “without cause” (the “Termination Date”) to be paid on the same schedule as if I were still employed by the Company, (2) an amount equal to the average of the annual cash incentive compensation awards paid to me with respect to the three most recent, completed calendar years prior to the Termination Date (the “Three-Year Average Bonus Amount”) to be paid in a lump sum payment within 30 calendar days after my execution of the release of claims described below, (3) the annual cash incentive compensation award for service in the calendar year prior to the year in which the Termination Date occurs, if it has not been paid prior to the Termination Date (payable at the same time payment of such compensation is made to the Company’s other executive officers, but in no event later than two and a half (2  1⁄2) months after the end of the calendar year in which the Termination Date occurs), and (4) an amount equal to the product of (x) the lesser of the Three-Year Average Bonus Amount and two hundred and fifty percent (250%) of my annual base salary rate as of the Termination Date, times (y) a fraction, the numerator of which is the number of calendar days from the beginning of the calendar year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365 (to be paid in a lump sum payment within 30 calendar days after my execution of the release of claims described below); provided in each case I sign and do not revoke a release of all claims including but not limited to, those arising out of my employment and discontinuance of employment with the Company (collectively, the “Severance Payments”).

3.     The following provision is hereby added as Section 7(c) to the Proprietary Interests Agreement (and the current Section 7(c) shall be renumbered as Section 7(d)):

As additional consideration for my obligations in this Agreement, with respect to each equity compensation award granted by the Company to me that is subject to time-based vesting requirements that have not been fully satisfied as of the Termination Date (each, an “Equity Award”), the time-based vesting requirements applicable thereto will as of immediately prior to such termination be deemed satisfied with respect to a pro rata portion of such award equal to the quotient of (1) the number of days between the grant date of such award and the Termination Date, divided by (2) the number of days between the grant date of such award and the first date as of which the time-based vesting requirements of such award would be fully satisfied in accordance with the award terms. The pro rata vesting methodology set forth above will be applied to the entirety of each Equity Award as originally granted as if no portion of such Equity Award had vested as of the Termination Date. Any performance-based vesting requirements applicable to any Equity Award that remain unsatisfied as of the Termination Date shall be unaffected by the foregoing. The portion of each Equity Award with respect to which time-based vesting requirements have been deemed satisfied, which is also subject to performance-based vesting requirements, shall remain outstanding pending the satisfaction (or not) of the performance-based vesting criteria. Notwithstanding anything to the contrary herein, I agree to notify the Chairman of the Board of the Company in writing no less than 180 days prior to any termination of employment by me.

Except as expressly stated above, all other terms and conditions of the Proprietary Interests Agreement remain in full force and effect.

Sincerely,

/s/ Steven M. Rales (on behalf of Danaher Corporation)

Name: Steven M. Rales

Title: Chairman of the Board

Date: 9/14/14

Acknowledged and agreed:

/s/ Thomas P. Joyce, Jr.

Thomas P. Joyce, Jr.

Date: 9/12/2014